SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _____)

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☐	Preliminary Proxy Statement ☐	Confidential, For Use of the
☑	Definitive Proxy Statement	Commission Only (as permitted by
☐	Definitive Additional Materials	Rule 14a-6(e)(2)
☐	Soliciting Material Pursuant to§240.14a-12

AEROVIRONMENT, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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Dear Stockholders,

You are cordially invited to attend the Annual Meeting of Stockholders of AeroVironment, Inc. on September 26, 2007 at 10:00 a.m., in the Pasadena Room of the Hilton Pasadena at 168 S. Los Robles Ave., Pasadena, California 91101, for the following purposes:

(1)	To elect three Class I directors to serve for three-year terms;

(2)	To ratify the selection of the accounting firm of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 30, 2008; and

(3)	To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on August 7, 2007 are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

Your vote is important. Whether or not you plan to attend the annual meeting in person, I urge you to complete the proxy card and return it promptly.

Thank you for your support.
Very truly yours,

/s/ Timothy E. Conver
Timothy E. Conver
Chief Executive Officer and President

Monrovia, California
August 15, 2007

YOUR VOTE IS IMPORTANT

AEROVIRONMENT, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	10:00 a.m. Pacific Time on September 26, 2007.

PLACE	Hilton Pasadena
Pasadena Room
168 S. Los Robles Ave.
Pasadena, California 91101

ITEMS OF BUSINESS	(1)	To elect three Class I directors to serve for three-year terms;

(2)	To ratify the selection of the accounting firm of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 30, 2008; and

(3)	To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

RECORD DATE	You can vote if you were a stockholder of the company at the close of business on August 7, 2007.

MEETING ADMISSION
Registered Stockholders.  Registered Stockholders (or their legal representatives) attending the meeting should bring an acceptable form of identification to the meeting, such as a driver’s license. Legal representatives should also bring copies of any proxy or power of attorney evidencing the legal representative's right to represent the stockholder at the meeting.

Beneficial Stockholders.   Stockholders whose stock is held by a broker or bank (often referred to as “holding in street name”) should come to the beneficial stockholders table prior to the meeting. In order to be admitted, beneficial stockholders must bring account statements or letters from their brokers or banks showing that they owned AeroVironment stock as of August 7, 2007. In order to vote at the meeting, beneficial stockholders must bring legal proxies, which they can obtain only from their brokers or banks.

VOTING BY PROXY
Registered Stockholders. To assure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting in person. Instructions for voting by mail are on your proxy card. If you attend the annual meeting, you may also submit your vote in person, and any previous votes that you submitted will be superseded by the vote that you cast at the annual meeting.

Beneficial Stockholders.  If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares.

This proxy statement is issued in connection with the solicitation of a proxy on the enclosed form by the board of directors of AeroVironment, Inc. for use at our 2007 annual meeting of stockholders. We will begin distributing this proxy statement, a form of proxy and our 2007 annual report on or about August 15, 2007.

By Order of the Board of Directors

/s/ Timothy E. Conver
Timothy E. Conver, Chief Executive Officer and President

AeroVironment, Inc.
181 W. Huntington Dr., Suite 202
Monrovia, California 91016
PROXY STATEMENT

This proxy statement is furnished to our stockholders in connection with the solicitation of proxies by the board of directors of AeroVironment, Inc. for our 2007 annual meeting of stockholders to be held on September 26, 2007, and any adjournment or postponement thereof, for the purposes set forth in the attached notice of annual meeting of stockholders. Our principal executive offices are located at 181 W. Huntington Dr., Suite 202, Monrovia, California 91016. Enclosed with this proxy statement is a copy of our 2007 annual report, which includes our Form 10-K (without exhibits), for the fiscal year ended April 30, 2007. However, the 2007 annual report is not intended be a part of this proxy statement or a solicitation of proxies. This proxy statement and the accompanying proxy card are first being distributed to stockholders on or about August 15, 2007.

Voting Rights and Outstanding Shares

Our board of directors has fixed the close of business on August 7, 2007 as the record date for the annual meeting.  Only stockholders of record on the record date are entitled to notice of and to vote at the annual meeting or any adjournments or postponements thereof, in person or by proxy.  On the record date, there were 19,352,933 shares of our common stock outstanding and entitled to vote at the annual meeting. The holders of our common stock are entitled to one vote per share on any proposal presented at the annual meeting.

Quorum and Voting Requirements

In order to conduct any business at the annual meeting, a quorum must be present in person or represented by valid proxy. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. In the election of directors, the three nominees who receive the highest number of affirmative votes will be elected as directors. All other proposals require the affirmative vote of a majority of the votes cast at the annual meeting.

Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present, but they will not be counted as votes cast on any matter. Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker has not received voting instructions from the beneficial owner. Because abstentions and broker non-votes will not be considered votes cast, they will have no effect on the outcome of any proposal.

Our board of directors is not aware of any business that may properly be brought before the annual meeting other than those matters described in this proxy statement. However, the enclosed proxy card gives discretionary authority to persons named on the proxy card to vote the shares in their best judgment if any matters other than those shown on the proxy card are properly brought before the annual meeting.

Proxies

You are requested to complete, sign and date the enclosed proxy card and return it in the enclosed envelope. The envelope requires no postage if mailed in the United States. Unless there are different instructions on the proxy, all shares represented by valid proxies (and not revoked before they are voted) will be voted at the meeting FOR the election of the director nominees listed in Proposal No. 1, and FOR the ratification of the selection of the accounting firm of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 30, 2008.  With respect to any other business which may properly come before the annual meeting or any adjournment or postponement thereof and submitted to a vote of stockholders, proxies will be voted in accordance with the best judgment of the designated proxy holders.

To assure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting in person.

Solicitation of Proxies

We will bear the expense of soliciting proxies. Our directors, officers and other employees may solicit proxies in person, by telephone, by mail or by other means of communication, but such persons will not be specially compensated for such services. We may also reimburse brokers, banks, custodians, nominees and other fiduciaries for their reasonable charges and expenses in connection with the distribution of proxy materials.

Voting Results

We will announce preliminary voting results at the annual meeting. Final official results will be printed in our quarterly report on Form 10-Q for the quarter ending October 27, 2007 (which will be available at www.sec.gov and www.avinc.com).

PROPOSAL NO. 1
ELECTION OF NOMINEES TO THE BOARD OF DIRECTORS

Our board of directors consists of seven members and is divided into three classes of directors serving staggered three-year terms. Directors for each class are elected at the annual meeting of stockholders held in the year in which the term for their class expires and hold office until their resignation or removal or their successors are duly elected and qualified. In accordance with our certificate of incorporation and bylaws, our board of directors may fill existing vacancies on the board of directors by appointment.

The term of office of the Class I directors will expire at the annual meeting. At the recommendation of the nominating and corporate governance committee, our board of directors proposes the election of the following nominees as directors, all of whom currently serve as a Class I directors and were previously appointed by our board of directors:

Kenneth R. Baker
Charles R. Holland
Murray Gell-Mann

Each nominee has indicated his willingness to serve if elected. If one or more of these nominees become unavailable to accept nomination or election as a director, the individuals named as proxies on the enclosed proxy card will vote the shares that they represent for the election of such other persons as the board may recommend, unless the board reduces the number of directors.  There are currently two Class II directors, whose terms expire at the annual meeting of stockholders in 2008, and two Class III directors, whose terms expire at the annual meeting of stockholders in 2009.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named above. If any nominee is unable or unwilling to serve as a director at the time of the annual meeting, the proxies will be voted for such other nominee(s) as shall be designated by the then current board of directors to fill any vacancy. We have no reason to believe that any nominee will be unable or unwilling to serve if elected as a director.

The principal occupation and certain other information about the nominees and our executive officers are set forth on the following pages.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED ABOVE.

PROPOSAL NO. 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending April 30, 2008. Ernst & Young LLP served as our independent registered public accounting firm in fiscal year 2007. The services provided to us by Ernst & Young LLP for the last two fiscal years are described under the caption “Audit-Related Matters - Fees Paid to Independent Auditors” below. Stockholder approval of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required. Our board believes that obtaining stockholder ratification of the selection of Ernst & Young LLP is a sound governance practice. If the stockholders do not vote on an advisory basis in favor of Ernst & Young LLP, the audit committee will reconsider whether to hire the firm and may retain Ernst & Young LLP or hire another firm without resubmitting the matter for stockholders to approve. The audit committee retains the discretion at any time to appoint a different independent registered public accounting firm.

Representatives of Ernst & Young LLP are expected to be available at the annual meeting to respond to appropriate questions and to make a statement if they desire.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE
FOR THE RATIFICATION OF SELECTION OF ERNST & YOUNG LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth certain information as of July 31, 2007 about our executive officers and continuing directors, including the three persons nominated for election at the annual meeting.
Name	Age	Position (Current Class of Director)	Year Current Term as Director Expires

Nominees for Class I Directors:
Kenneth R. Baker(2)(3)	60	Director (Class I)	2007
Murray Gell-Mann(3)(4)	77	Director (Class I)	2007
Charles R. Holland	61	Director (Class I)	2007

Continuing Directors:
Paul B. MacCready(1)	81	Founder and Chairman of the Board of Directors (Class II)	2008
Timothy E. Conver(1)	63	President, Chief Executive Officer and Director (Class III)	2009
Joseph F. Alibrandi(2)(4)	78	Director (Class II)	2008
Arnold L. Fishman(2)(3)(4)	62	Director (Class III)	2009

Other Executive Officers:
Stephen C. Wright	50	Vice President of Finance, Chief Financial Officer and Secretary
John F. Graboswky	60	Executive Vice President and General Manager, Unmanned Aircraft Systems
Patrick R. Dellario	50	Vice President and General Manager, PosiCharge Systems
Joseph S. Edwards	59	Vice President and General Manager, Energy Technology Center
Cathleen S. Cline	48	Vice President of Administration

(1)	Member of the executive committee.
(2)	Member of the audit committee.
(3)	Member of the compensation committee.
(4)	Member of the nominating and corporate governance committee.

The principal occupations and positions for at least the past five years of our directors, including the director nominees are as follows:

Class I Nominees for Election to the Board of Directors for a Three-Year Term Expiring in 2010

Kenneth R. Baker has served as a member of our board of directors since 1994. Mr. Baker has served as President and Chief Executive Officer of the Altarum Institute, a not-for-profit research institution, since 1999 and prior to that served in a variety of engineering, research and executive management positions with General Motors Corporation, including as program manager of its EV1 program, Vice President of Global Research and Development, and Vice President/General Manager of its Distributed Energy business venture. Mr. Baker is also a member of the board of directors and chair of the audit committee of Millennium Cell, Inc.  Mr. Baker has a B.S. in mechanical engineering from Clarkson University.

Murray Gell-Mann has served as a member of our board of directors since 1971. Dr. Gell-Mann is a Co-Founder of the Santa Fe Institute, which is devoted to the interdisciplinary study of scientific problems related to simplicity and complexity and to adaptation and evolution, where he has served as a Distinguished Fellow since 1993. Dr. Gell-Mann is a Professor Emeritus of Theoretical Physics at the California Institute of Technology, a member of the U.S. National Academy of Sciences, a recipient of the Research Corporation Award and the Franklin Medal of the Franklin Institute and a 1969 Nobel Prize recipient for physics for his work on the theory of elementary particles. Dr. Gell-Mann is also a member of the Council on Foreign Relations and has served on the President’s Science Advisory Committee and the President’s Council of Advisors on Science and Technology. In addition, as one of the directors (1979 to 2002) of the John D. and Catherine T. MacArthur Foundation, Dr. Gell-

Mann helped found the World Resources Institute, which conducts policy studies on global environmental problems. Dr. Gell-Mann has a B.S. in physics from Yale University and a Ph.D. in physics from Massachusetts Institute of Technology.

Charles R. Holland has served as a member of our board of directors since May 2004. General Holland retired as Commander, Headquarters U.S. Special Operations Command in November 2003 and currently serves as an independent consultant for various entities, including as a consultant of ours since February 2004. Prior to his retirement, Mr. Holland was responsible for all special operations forces of the Army, Navy and Air Force, both active duty and reserve. Mr. Holland serves on the board of directors of General Atomics, Inc. and Protonex Technology Corporation and as an advisor to both Aerospace Integration Corp., a subsidiary of MTC Technologies, and Camber Corporation. Mr. Holland has a B.S. in aeronautical engineering from the U.S. Air Force Academy, an M.S. in business management from Troy State University (W. Germany) and an M.S. in astronautical engineering from the Air Force Institute of Technology.

Class II Directors Whose Terms Will Expire in 2008

Joseph F. Alibrandi has served as a member of our board of directors since 1999. Mr. Alibrandi has served as the Chief Executive Officer of Alibrandi Associates, a money management firm, since 1999 and is the former Chairman and Chief Executive Officer of Whittaker Corporation, a leading designer and manufacturer of a broad range of fluid control devices and systems for both commercial and military aircraft, as well as various industrial applications. Mr. Alibrandi has also served as a director of BancAmerica Corporation, Burlington Northern Santa Fe Corp., Jacobs Engineering, Catellus Development Corp., as Chairman of the Board of the Federal Reserve Bank of San Francisco, the International Policy Committee of the U.S. Chamber of Commerce, the California Business Roundtable’s Task Force on Education and as Co-Chairman of President Reagan’s Grace Commission. Mr. Alibrandi has a B.S. in mechanical engineering from Massachusetts Institute of Technology.

Paul B. MacCready founded AeroVironment in 1971. Dr. MacCready is an inventor and entrepreneur who has become known as the “father of human-powered flight” for his Gossamer Condor, which in 1977 made the first sustained controlled flight powered solely by its pilot’s muscles. Dr. MacCready has received numerous honors including the Engineer of the Century Gold Medal from the American Society of Mechanical Engineers, the NASA Public Service Grand Achievement Award and Aviation Week’s Aerospace Laureate designation. In addition, Dr. MacCready was selected Graduate of the Decade by the California Institute of Technology and was named one of the 100 greatest minds of the 20th century by Time Magazine. He received a B.S. from Yale and an M.S. in physics and Ph.D. in aeronautics from the California Institute of Technology.

Class III Directors Whose Terms Will Expire in 2009

Timothy E. Conver has served as our President since 1991 and as our Chief Executive Officer and a member of our board of directors since 1993. Prior to joining AeroVironment, Mr. Conver served as President of Whittaker Electronic Resources, a supplier of engineered products for military electronics and industrial instrumentation, for ten years. Mr. Conver is a graduate of the University of Montana and has an M.B.A. from the University of California, Los Angeles.

Arnold L. Fishman has served as a member of our board of directors since 1998. Mr. Fishman is the Founder of Lieberman Research Worldwide, a leading market research firm in the western United States, Interviewing Service of America, a supplier of market survey services, and Location Production Services, Inc., a firm that co-produces films and arranges specialized financial transactions in Croatia. Mr. Fishman has served as the Chairman of Lieberman Research Worldwide and Interviewing Service of America since 1979 and 1983, respectively. Mr. Fishman has a B.S. in psychology from Brooklyn College.

Other Executive Officers

Stephen C. Wright has served as our Vice President of Finance, Chief Financial Officer and Secretary since September 2002. Prior to joining us, Mr. Wright served as the Senior Vice President of Finance and Chief Financial Officer of L-3 PrimeWave Communications, a fixed wireless equipment provider, from January 2002 to August 2002 and as the Vice President of Finance and Chief Financial Officer of Cellotape, a hi-tech component and label manufacturer, from May 2001 to November 2001. Prior to joining Cellotape, Mr. Wright also served as the Chief Financial Officer of both Adicom Wireless, a fixed wireless equipment provider, and Globalstar L.P., a wireless telecom service provider. Mr. Wright has a B.S. in business from California State University Northridge and an M.B.A. from San Diego State University.

John F. Grabowsky joined us in April 2003, serving initially as our Director of Programs from April 2003 to March 2004, as our Vice President and General Manager, Unmanned Aircraft Systems from April 2004 to August 2006, and since September 2006 as our Executive Vice President and General Manager, Unmanned Aircraft Systems. Prior to joining us, Mr. Grabowsky served as the Vice President and General Manager of the OptoElectronics business unit of Teledyne Technologies Incorporated, a leading provider of sophisticated electronics and communications products, systems engineering solutions, and aerospace products and components, from March 2000 to April 2003. From 1997 to 2000, he served as the Vice President of Teledyne’s Broadband Communications division. Mr. Grabowsky has a B.S. in electrical engineering from Lehigh University.

Patrick R. Dellario has served as our Vice President and General Manager, PosiCharge Systems since April 2002. Prior to joining us, Mr. Dellario served in several positions of responsibility with H.R. Textron, a manufacturer of customized hydraulic, pneumatic, fuel management and electromechanical products and solutions for the aerospace and defense industry, including most recently as the General Manager of Servo, Fuel and Pneumatic Products from 1997 to April 2002. Mr. Dellario has a B.S. in mechanical engineering from the University of Kentucky and an M.B.A. from Pepperdine University.

Joseph S. Edwards has served as our Vice President and General Manager, Energy Technology Center since July 2002, prior to which he served as our Chief Financial Officer starting in 1996. Before joining us, Mr. Edwards was the Controller of Space Systems/Loral, a leading designer, manufacturer, and integrator of geostationary satellites and satellite systems. Mr. Edwards has a B.S. in economics from Hofstra University and an M.B.A. from Fairleigh Dickinson University.

Cathleen S. Cline has served as our Vice President of Administration since 1992. Prior to joining us, Ms. Cline was the Human Resources Manager at both Whittaker Electronic Resources and the law firm of O’Melveny & Myers LLP. Ms. Cline has a B.S. in psychology and a B.S. in business management from the University of Oregon.

THE BOARD OF DIRECTORS AND GOVERNANCE MATTERS

Our business affairs are managed under the direction of our board of directors. Directors meet their responsibilities by participating in meetings of the board and board committees on which they sit, through communications with our Chief Executive Officer and other officers, by reviewing materials provided to them, and by visiting our offices and manufacturing locations.

During our fiscal year ended April 30, 2007, the board of directors met seven times, including three regularly scheduled meetings and four special meetings. Each director attended at least 75% of the aggregate of the total number of meetings of the board and the total number of meetings of committees on which he served.

We encourage, but do not require, our board members to attend the annual meeting of stockholders. Last year, two of our directors attended the annual meeting.

Our board of directors adheres to governance principles designed to assure the continued vitality of the board and excellence in the execution of its duties. In December 2006, in preparation for our initial public offering, the board adopted a set of corporate governance guidelines reflecting these principles, including the policies with respect to: (a) requiring a majority of independent directors, (b) identification of directors that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment; and (c) regularly scheduled executive sessions, including a requirement for sessions of non-management directors, without management, at least twice per year and at least one executive session of independent directors per year.  Neither the non-management directors nor our independent directors met in executive session during fiscal year 2007.  We expect that all executive sessions required by our corporate governance guidelines will be held during fiscal year 2008.

Stockholders and other interested parties who wish to communicate with our non-management directors should send their correspondence to: AeroVironment Non-Management Directors, c/o AeroVironment Nominating and Corporate Governance Committee, AeroVironment, Inc., 181 W. Huntington Dr., Suite 202, Monrovia, California 91016.

Our corporate governance guidelines reflect our principles on corporate governance matters, These guidelines are available at http://investor.avinc.com and are available in print to any stockholder who requests them.

Our board of directors annually reviews the financial and other relationships between the non-management directors and the company as part of its annual assessment of director independence. The nominating and corporate governance committee makes recommendations to the board about the independence of non-management directors, and the board determines whether those directors are independent. The board uses the definition of independence under The Nasdaq Stock Market LLC (Nasdaq) listing standards when determining whether its members are independent. Applying those standards, the board has determined that each of the following non-management directors is independent: Joseph F. Alibrandi, Kenneth R. Baker, Arnold L. Fishman and Murray Gell-Mann. The board has determined that Mr. Holland does not qualify as an independent director in view of the payments made to Mr. Holland over the last three years as a consultant to the company. As a result, Mr. Holland does not participate on any committee of the board or in executive sessions of the independent directors. Otherwise, Mr. Holland continues to participate fully in the board’s activities and to provide valuable expertise and advice.  Timothy E. Conver is not an independent director because he is President and Chief Executive Officer of the company.  Paul B. MacCready is not an independent director because he is our Founder and as such is one of our executive officers.

Committees of the Board

Our board of directors has established four committees: the audit committee, the compensation committee, the nominating and corporate governance committee and the executive committee. Our board of directors may establish other committees to facilitate the management of our business. All of the members of each of these standing committees other than the executive committee meet the criteria for independence prescribed by the Securities and Exchange Commission (SEC) and Nasdaq.

Membership of each committee is as follows, with committee chairpersons listed first.

Audit Committee	Nominating and Corporate Governance Committee
Joseph F. Alibrandi Kenneth R. Baker Arnold L. Fishman	Murray Gell-Mann Joseph F. Alibrandi Arnold L. Fishman

Compensation Committee	Executive Committee
Arnold L. Fishman Kenneth R. Baker Murray Gell-Mann	Paul C. MacCready Timothy E. Conver

Audit Committee.   The board has determined that Mr. Alibrandi qualifies as an audit committee financial expert as defined by the rules of the SEC. Our audit committee’s main function is to oversee our accounting and financial reporting processes, internal systems of control, independent registered public accounting firm relationships and the audits of our financial statements. This committee’s responsibilities include:

•	selecting and hiring our independent registered public accounting firm;

•	evaluating the qualifications, independence and performance of our independent registered public accounting firm;

•	reviewing and approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	reviewing the design, adequacy, implementation and effectiveness of our internal controls established for finance, accounting, legal compliance and ethics;

•	reviewing the design, adequacy, implementation and effectiveness of our critical accounting and financial policies;

•	overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing with management and our independent registered public accounting firm our annual and quarterly financial statements;

•	reviewing with management and our independent registered public accounting firm any earnings announcements or other public announcements concerning our operating results;

•	preparing the audit committee report that the SEC requires in our annual proxy statements; and

•	reviewing and approving any related party transactions.

The audit committee held three meetings in fiscal year 2007. The board of directors has adopted a written charter for the audit committee, which is attached hereto as Appendix A and available via our website at http://investor.avinc.com. The information contained on our website is not incorporated by reference into and does not form a part of this proxy statement.

The code of business conduct and ethics (code of conduct) is our code of ethics for directors, executive officers and employees. Any amendment to the code of conduct that applies to our directors or executive officers may be made only by the board or a board committee and will be disclosed on our website. The code of conduct is available at http://investor.avinc.com.   The audit committee charter and the code of conduct are also available in print to any stockholder who requests them.

Compensation Committee.   Our compensation committee’s purpose is to assist our board of directors in determining the development plans and compensation for our senior management and directors and recommend these plans to our board. This committee’s responsibilities include:

•	reviewing and recommending compensation and benefit plans for our officers and compensation policies for members of our board of directors and board committees;

•	reviewing the terms of offer letters and employment agreements and arrangements with our officers;

•	setting performance goals for our officers and reviewing their performance against these goals;

•	evaluating the competitiveness of our executive compensation plans and periodically reviewing executive succession plans; and

•	preparing the report that the SEC requires in our annual proxy statements.

The compensation committee held three meetings in fiscal year 2007. The board of directors has adopted a written charter for the compensation committee, which is available via our website at http://investor.avinc.com. The charter is also available in print to any stockholder who requests it.

Compensation Committee Interlocks and Insider Participation

The members of our compensation committee in fiscal year 2007 were Arnold F. Fishman, Kenneth R. Baker and Murray Gell-Mann. None of the members of our compensation committee at any time has been one of our executive officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee. Our entire board of directors made all compensation decisions prior to the creation of our compensation committee.

Nominating and Corporate Governance Committee.   Our nominating and corporate governance committee’s  purpose is to assist our board by identifying individuals qualified to become members of our board of directors, consistent with criteria set by our board, and to develop our corporate governance principles. This committee’s responsibilities include:

•	evaluating the composition, size and governance of our board of directors and its committees and making recommendations regarding future planning and the appointment of directors to our committees;

•	administering a policy for considering stockholder nominees for election to our board of directors;

•	evaluating and recommending candidates for election to our board of directors;

•	overseeing our board of directors’ performance and self-evaluation process; and

•	reviewing our corporate governance principles and providing recommendations to the board regarding possible changes.

Our board of directors believes that it should be comprised of directors with varied, complementary backgrounds, and that directors should, at a minimum, have expertise that may be useful to the company.  Directors should also possess the highest personal and professional ethics and should be willing and able to devote the required amount of time to our business.

•	When considering candidates for directors, the nominating and corporate governance committee takes into account a number of factors, including the following:

•	independence from management;

•	personal and professional integrity, ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience in our industry;

•	experience as a board member of another publicly held company;

•	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;

•	practical and mature business judgment; and

•	the size and composition of the existing board of directors.

The nominating and corporate governance committee will consider candidates for director suggested by stockholders applying the criteria for candidates described above and considering the additional information referred to below.  Stockholders wishing to suggest a candidate for director should write to the Corporate Secretary and include:

•	a statement that the writer is a stockholder and is proposing a candidate for consideration by the committee;

•	the name of and contact information for the candidate;

•	a statement of the candidate’s business and educational experience;

•	information regarding each of the factors listed above, other than the factor regarding board of directors size and composition, sufficient to enable the committee to evaluate the candidate;

•	a statement detailing any relationship between the candidate and any of our customers, suppliers or competitors;

•	detailed information about any relationships or understandings between the proposing stockholder and the candidate; and

•	a statement that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

Before nominating a sitting director for re-election at an annual meeting, the nominating and corporate governance committee will consider:

•	the director’s performance on the board of directors; and

•	whether the director’s re-election would be consistent with the our governance guidelines.

The nominating and corporate governance committee was established in January 2007, but held no meetings in fiscal year 2007. The board of directors has adopted a written charter for the committee, which is available via our website at http://investor.avinc.com. The charter is also available in print to any stockholder who requests it.

Executive Committee.  Our executive committee’s purpose is to exercise the powers of the board of directors when the board is not in session, subject to specific restrictions as to powers retained by the full board of directors or delegated to other committees of the board of directors. Powers retained by the full board of directors include those relating to amendments to our certificate of incorporation and bylaws, mergers, consolidations and sales or exchanges involving substantially all of our assets.

The executive committee did not hold any meetings in fiscal year 2007. The board of directors has adopted a written charter for the executive committee, which is available via our website at http://investor.avinc.com. The charter is also available in print to any stockholder who requests it.

DIRECTOR COMPENSATION

Compensation of Non-Employee Directors

The general policy of our board is that compensation for non-employee directors should be a mix of cash and equity-based compensation.  We do not pay management directors for board service in addition to their regular employee compensation. Our compensation committee, which consists solely of independent directors, has the primary responsibility for reviewing and considering any revisions to director compensation. The board reviews the compensation committee’s recommendations and determines the amount of director compensation.

Our Human Resources department, Chief Financial Officer and Chief Executive Officer support the compensation committee in setting director compensation and creating director compensation programs. In addition, the compensation committee is empowered to engage the services of outside advisers, experts, and others to assist it directly. During fiscal year 2007, the compensation committee did not directly engage an outside adviser to aid in setting director compensation.

To assist the compensation committee in its review of director compensation, in January 2007 our Human Resources department engaged an outside consultant to provide director compensation data compiled from the annual reports and proxy statements of companies generally considered comparable to us as determined by the compensation committee.

Our board followed the recommendation of the compensation committee and determined non-employee director cash compensation as follows, effective January 21, 2007:

Director Responsibilities	Annual Retainer	Meeting Attendance Fee
Board Members	$30,000	$1,000
Audit Committee Member (including Chair)	$--	$1,000
Chair of Audit Committee	$10,000	$--
Nominating and Corporate Governance Committee Member (including Chair)	$--	$500
Chair of Nominating and Corporate Governance Committee	$3,000	$--
Compensation Committee Member (including Chair)	$--	$500
Chair of Compensation Committee	$5,000	$--

Annual retainer amounts are paid in four equal annual installments at the beginning of each of our fiscal quarters if the individual is still serving as a director at such time.  Meeting attendance fees are paid at the end of each fiscal quarter for the meetings attended during such quarter.

We also reimburse non-employee directors for out-of-pocket expenses incurred in connection with attending board or committee meetings.

Our current practice is to consider granting each non-employee director stock options upon their initial election or appointment to the board, and annually, as recommended by our compensation committee. Directors’ options vest in equal annual installments over a five-year period from the date of grant. Vesting accelerates upon the director’s death or disability or if the director is not nominated by the board for re-election as a director.

Historical Non-Employee Director Compensation Plan

Prior to January 21, 2007, our non-employee directors were compensated $1,000 for attendance at each board meeting and $500 for attendance at each committee meeting. In addition, all of our directors were reimbursed for their out-of-pocket expenses incurred in connection with meeting attendance. We awarded options to purchase our common stock to our non-employee directors on one occasion during the last three fiscal years. In October 2005, we awarded each of Messrs. Alibrandi, Baker and Fishman and Dr. Gell-Mann options to purchase 14,075 shares of our common stock at an exercise price of $2.13 per share.

Fiscal Year 2007 Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)(1)	Total ($)

Joseph F. Alibrandi	19,000	--	19,000
Kenneth R. Baker	17,000	--	17,000
Arnold L. Fishman	18,250	--	18,250
Murray Gell-Mann	15,250	--	15,250
Charles R. Holland	8,500	245,000	253,500

(1)	Consists of consulting fees received by Mr. Holland . See “Certain Transactions and Relationships” below for full description of Mr. Holland’s consulting relationship.

The non-employee members of our board who held such positions on April 30, 2007 held the following aggregate number of unexercised options as of such date:

Name	Number of Securities Underlying Unexercised Options

Joseph F. Alibrandi	70,376
Kenneth R. Baker	19,705
Arnold L. Fishman	19,705
Murray Gell-Mann	18,297
Charles R. Holland	49,264

The following table provides a breakdown of fees earned or paid in cash during fiscal year 2007.

Name	Annual Retainers ($)	Committee Chair Retainer Fees ($)	Board Member Meeting Fees ($)	Committee Member Meeting Fees ($)	Total ($)

Joseph F. Alibrandi	7,500	2,500	7,000	2,000	19,000
Kenneth R. Baker	7,500	--	7,000	2,500	17,000
Arnold L. Fishman	7,500	1,250	7,000	2,500	18,250
Murray Gell-Mann	7,500	750	7,000	--	15,250
Charles R. Holland	7,500	--	1,000	--	8,500

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee Report

The compensation committee of our board of directors is primarily responsible for determining the annual salaries and other compensation of our executive officers and administering our equity compensation plans. The compensation committee has reviewed and discussed with management the following Compensation Discussion and Analysis of the 2007 proxy statement. Based on its review and discussions with management, the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in our annual report filed on Form 10-K and this proxy statement.

Compensation Committee
Arnold L. Fishman
Kenneth R. Baker
Murray Gell-Mann

Compensation Discussion and Analysis

Our compensation programs are designed to support our business goals and promote both short-term and long-term growth. This section of the proxy statement explains how our compensation programs are designed and operate in practice with respect to our Named Executive Officers. Our Named Executive Officers include our Chief Executive Officer, Chief Financial Officer, and three other most highly compensated executive officers in a particular year. The “Executive Compensation” section presents compensation earned by our Named Executive Officers in fiscal year 2007.

The compensation committee of our board is comprised of three independent directors.  The compensation committee’s responsibilities with respect to executive compensation are:

•	to review our compensation philosophy;

•
to review and recommend to the board corporate goals and objectives relating to the compensation of our Chief Executive Officer, evaluate the performance of the Chief Executive Officer in light of those goals and objectives and review and recommend to the board the compensation of the Chief Executive Officer;

•
to review and approve all compensation of our executive officers and all other officers subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 (the Exchange Act);

•	to review all executive officers’ employment agreements and severance arrangements;

•	to review all annual bonus, long-term incentive compensation, stock option, employee pension and welfare benefit plans; and

•	to review and approve executive officer indemnification and insurance matters.

In addition, the compensation committee is responsible for the general administration of all executive compensation plans, including:

•	setting performance goals for our executive officers and reviewing their performance against these goals;

•	approving all amendments to, and terminations of, all compensation plans and any awards under such plans;

•	granting awards under any performance-based annual bonus, long-term incentive compensation and equity compensation plans to executive officers; and

•	making recommendations to the board with respect to awards for directors under our equity incentive plans.

Compensation Philosophy

Our compensation programs are intended to provide a link between the creation of stockholder value and the compensation earned by our executive officers, directors and certain key personnel.  Our compensation programs are designed to:

•	attract, motivate and retain superior talent;

•	ensure that compensation is commensurate with our performance and stockholder returns;

•	provide performance awards for the achievement of strategic objectives that are critical to our long-term growth; and

•	ensure that our executive officers, directors and certain key personnel have financial incentives to achieve substantial growth in stockholder value.

Methodologies for Establishing Executive Compensation

Our compensation committee has adopted a general approach of compensating executives with base salaries commensurate with the experience and expertise of the executive and competitive with median salaries paid to executives at comparable companies that we consider to be our peer group.  To reward executives for their contributions to the achievement of performance goals significant to the company, cash incentive bonus awards are established at a level designed to ensure that when such payouts are added to the executive’s base salary, the total annual cash compensation for above-average performance will exceed the average compensation level at peer group companies.  In addition, to align our executives’ compensation with our business strategies, values and management initiatives, both short and long term, executive officers are provided with long-term performance incentives.

Our fiscal year 2007 peer group (sometimes referred to as the “market”) consists of the following companies generally considered by the compensation committee to be comparable to us by virtue of their industry, size, and/or public company status:

Applied Signal Technology, Inc. Argon ST, Inc. Astronics Corporation Axsys Technologies, Inc. Cogent, Inc. Herley Industries, Inc. K&F Industries, Inc. KVH Industries, Inc.	LMI Aerospace, Inc. Cbeyond, Inc. DataPath iRobot Corporation NCI, Inc. Stanley, inc. TransDigm Group Incorporated

The compensation committee retains discretion in setting our executives’ compensation.  As a result, total compensation (or any particular component of compensation) received by an executive officer may differ materially from the median of the peer group.   Market data, position, tenure, individual and organizational performance, retention needs and internal pay equity have been the primary factors in decisions to deviate materially from median compensation standards for individual executives.

With the input of our Vice President of Administration, our Chief Executive Officer makes recommendations to the compensation committee regarding base salary levels, target incentive awards, performance goals for incentive compensation and equity awards for our executive officers.  The Chief Executive Officer provides support for his recommendations by providing market data and  reviewing historical executive officer performance with the compensation committee.  The compensation committee carefully considers the recommendations of the Chief Executive Officer when making decisions on setting base salary, bonus payments under the prior fiscal year’s incentive compensation plan, target amounts and performance goals for the current fiscal year’s incentive compensation plan and any long-term incentive plan, and any other special adjustments or bonuses. In addition, the compensation committee similarly determines equity incentive awards for all employees, including each Named Executive Officer. In determining the appropriate compensation levels for our executive officers, the compensation committee meets outside the presence of such executive officers.

Annual base salary increases for executive officers as well as all other employees are generally implemented within the first quarter of each fiscal year.  Cash incentive awards are paid within 75 days of our fiscal year end in order to synchronize award determinations with the conclusion of our fiscal year and review of fiscal year end financial results.  Equity incentive awards have historically been made at the discretion of the compensation committee, typically on an annual basis.  Compensation adjustments in connection with changes in duties and/or other material changes in the primary assumptions forming the basis of a compensation decision will continue to be made as required by circumstances throughout our fiscal year.

Role of Compensation Consultants

To assist management and the compensation committee in its review of executive compensation, during fiscal year 2007 we engaged a consulting firm to aid in defining our peer group and to provide executive compensation data compiled from the annual reports and proxy statements of such peer group companies.  The results were presented to management for consideration in January 2007.

In May 2007, management engaged the same consulting firm to evaluate and make recommendations about our long-term employee incentive programs. The consulting firm was tasked with making recommendations to management regarding long-term equity and incentive plans that were consistent with our compensation objectives, industry standards, and regulatory requirements.  The results were presented to management for consideration in June 2007.

Elements of Executive Compensation

As indicated above, compensation elements for the Named Executive Officers are designed to attract, motivate and retain superior talent in a very competitive market for such talent. Certain elements of compensation serve other important interests of the company. For example, annual incentive pay is designed to motivate the Named Executive Officers to attain vital short-term company goals.  Long-term incentive pay in the form of equity awards vesting over a number of years aligns the Named Executive Officers’ interests with that of stockholders in seeing long-term increases in the value of company shares. The main compensation elements for the Named Executive Officers (salary, annual incentive, long-term equity incentives, and other benefits and perquisites) are described in more detail below.

The compensation committee has chosen these elements of compensation to create a flexible package that reflects the long-term nature of our business and can reward both short and long-term performance of the company and individual.

Base Salary

Salaries are used to provide a fixed amount of compensation for the executive’s regular work. The salaries of the Named Executive Officers are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. Increases in salary are based on an evaluation of the individual’s performance and level of pay compared to peer group pay levels for similar positions.  We target base salaries for each of our Named Executive Officers at the market median.

Fiscal year 2007 base salaries for our Named Executive Officers were adjusted by the compensation committee in September 2006.  The significant increases in salaries for our executive officers, and out-of-cycle timing,  primarily reflected the anticipated completion of our initial public offering in January 2007, and our analysis of market compensation data for public peer group companies.

	Salary Rate Effective:
Name	May 1, 2006	September 18, 2006
Timothy E. Conver	$250,000	$400,000
Dr. Paul MacCready	$250,000	$250,000
Stephen C. Wright	$205,000	$240,000
John F. Grabowsky	$215,000	$260,000
Patrick R. Dellario	$210,000	$240,000

Executive Performance Bonus Program

The compensation committee believes that a significant portion of overall cash compensation for our executive officers, including our Named Executive Officers, should be “at risk,” i.e., contingent upon successful implementation of our strategy.  Our Executive Performance Bonus Program provides for the granting of discretionary “at-risk” cash bonus awards based on an evaluation of achievement against pre-determined annual corporate and segment financial performance targets and individual performance during the year.

Performance Goals

At the beginning of each fiscal year, our compensation committee establishes specific annual performance targets and standards for calculating the amount of the maximum permissible bonus for each executive officer under our 2006 Equity Incentive Plan.  In order for bonuses paid to executive officers subject to Internal Revenue Code Section 162(m) to be tax-deductible by the company, the performance targets set by our compensation committee each applicable fiscal year under our 2006 Equity Incentive Plan must be met.  In the event that the performance target for any fiscal year is not met, no bonuses may be paid to any executive officers under the 2006 Equity Incentive Plan.  If the performance targets are met, then the executive officers will be considered to have earned the maximum permissible bonus, subject to downward adjustment, pursuant to the compensation committee’s exercise of “negative discretion.”  Under this negative discretion, the compensation committee can determine to reduce the amount of the bonus payable based on other additional factors including the achievement of other financial, strategic or individual goals, which may be objective or subjective, as it deems appropriate, as well as baseline bonus levels for each executive officer.

The baseline bonus levels are established by the compensation committee through an analysis of compensation for comparable positions within our peer group and are intended to provide a competitive level of compensation when the executive officers achieve annual established financial, strategic and individual goals.  Combined salaries and bonus levels for our executive officers who meet these goals are designed to exceed the median cash compensation level at peer group companies by twenty to forty percent (20-40%).  The compensation committee believes that this policy is consistent with the high level of growth generally reflected in such financial, strategic and individual goals.

At the end of the fiscal year, the compensation committee reviews our actual performance against the performance target established at the outset of the year.  If the performance target has been met, then the compensation committee uses its negative discretion to adjust the maximum permissible bonus as follows:

•
A portion of the maximum permissible bonus amount equal to the baseline bonus level, is adjusted up or down to reflect actual performance as compared to the financial, strategic and individual goals set at the beginning of the year for each executive officer.  Such adjustment is made pursuant to a formula that determines the percentage of the baseline amount to be paid, based on a percentage of achievement, with a minimum below which no payment will be made and an established upper limit.  This assessment allows bonus decisions to take into account each executive officer’s personal performance and contribution during the year.

•
The remaining portion of the maximum permissible bonus amount for each executive officer is then adjusted up or down based upon the recommendation of the Chief Executive Officer (for officers other than himself) and the compensation committee’s assessment of performance in relation to any unpredicted extraordinary events or transactions occurring during the applicable fiscal year.

Fiscal Year 2007

We designed our fiscal year 2007 Executive Performance Bonus Program to focus our executives on achieving key company financial objectives and to reward substantial achievement of these financial objectives.  Because performance objectives for fiscal year 2007 were established outside of our 2006 Equity Incentive Plan, which was implemented in January 2007, the compensation committee did not set specific annual corporate financial performance targets and standards for calculating the amount of the maximum permissible bonus for each executive officer for fiscal year 2007.  The amount of each such officer’s bonus was determined according to their level of achievement against his or her individual financial and strategic performance objectives as determined by our board of directors during the first quarter of fiscal year 2007.

Fiscal Year 2008

For fiscal year 2008, the performance target set under our 2006 Equity Incentive Plan is based on operating income margin, and the maximum permissible bonus is 300% of base salary for each of our executive officers.  The maximum permissible bonuses for fiscal year 2008 will be conditional on achievement of a minimum revenue target.

Our fiscal year 2008 Executive Performance Bonus Program was established by our compensation committee to award cash bonuses that qualify as “Performance Bonus Awards” under our 2006 Equity Incentive Plan.  The Executive Performance Bonus Program is designed to reward short-term performance and achievement of designated strategic results, including achievement of corporate and segment financial performance objectives, as well as individual performance objectives.  Although quantitative measures of performance are reviewed in determining executives’ bonus awards, the award process incorporates subjective elements.

For fiscal year 2008, our Named Executive Officers’ baseline bonus levels range from 45% to 100% of their salaries, based upon the achievement of financial performance objectives related to revenue growth, operating income and gross margin, as well as individual performance related to compliance, strategic growth and other management goals.  All financial, strategic and individuals goals, as well as the performance goals under our 2006 Equity Incentive Plan for fiscal year 2008 have been approved by the compensation committee.

Compliance with Section 162(m)

For fiscal year 2008, in order for bonuses paid to Named Executive Officers subject to Section 162(m) to be deductible by the company, specified performance targets set for each fiscal year under our 2006 Equity Incentive Plan must be met.  For fiscal year 2008, the performance targets set under our 2006 Equity Incentive Plan are based on operating income margin.  In the event that the Section 162(m) performance goal for any fiscal year is not met, no bonuses will be paid to any executives subject to the restrictions of Section 162(m) under the Executive Performance Bonus Program, even if the other performance objectives, which direct the compensation committee’s use of negative discretion, have been achieved. However, as noted below under “Tax Deductibility of Pay,” the compensation committee will retain the right to award bonuses outside of these plans in appropriate circumstances, including bonuses that may not be deductible in part or in full.

Long-Term Equity Incentive Awards

Executive officers are eligible to receive restricted stock, stock options grants and other stock awards that are intended to promote success by aligning employee financial interests with long-term stockholder value.  These stock-based incentives, which have historically consisted solely of stock options grants, are based on various factors relating to the responsibilities of the executive officer, past performance, future planned contributions and prior option grants.  Consistent with our approach for all elements of compensation, executive officer and key employee long-term stock-based incentive awards are targeted to be competitive with the market median.

Stock Options

Stock options may be issued under our 2006 Equity Incentive Plan, and provide a material incentive to employees by providing an opportunity for a larger stock ownership stake in the company.  We use stock options because they provide compensation only to the extent our stock price increases over the term of the option.

It is the policy of the company and the board of directors to provide the compensation committee with discretion as to the issuance of stock options to eligible employees.  The compensation committee typically issues options on the date of the compensation committee meeting at which such issuances are approved, without regard to the timing of the release of material information.  Under our 2006 Equity Incentive Plan, the grant price is set at the closing price on the date preceding the date of the grant.

Fiscal Year 2007 Option Grants

No stock options were granted to our executive officers during fiscal year 2007.

Post-Employment Benefits

We maintained a supplemental executive retirement plan, or SERP, which is a non-qualified defined benefit plan for Dr. MacCready, our Founder and Chairman of our board of directors until January 23, 2007. The plan was non-contributory and non-funded. In January 2007, in connection with the completion of our initial public offering, the SERP terminated pursuant to its terms without any payment or promise of future payment to Dr. MacCready, which resulted in a reversal of the related accrued expense of approximately $2.2 million during our fiscal year ended April 30, 2007.

Other General Employee Compensation

We have various broad-based employee benefit plans.  Our executive officers participate in these plans on the same terms as other eligible employees, subject to any legal limits on the amounts that may be contributed or paid to executive officers under these plans.  We provide all U.S. salaried employees the opportunity to participate in a 401(k) plan. Under the 401(k) plan, for salaried employees who contribute a portion of their annual salary to the plan, we provide a matching contribution of up to 5.75% of such annual salary.  We also maintain insurance and other benefit plans for our employees.  Certain employees receive higher disability insurance benefits than other employees based on a threshold base compensation level.  Executive officers receive higher life, accidental death and dismemberment insurance benefits than other employees.

Perquisites, Personal Benefits

Perquisites and other personal benefits provided to our executive officers in fiscal year 2007 are disclosed in the Summary Compensation Table below.  In fiscal year 2007, we made available the following perquisites:

•	company automobile (Chief Executive Officer and Chairman only);

•	life, accidental death and dismemberment insurance benefits in an amount exceeding that offered to non-executive officer employees; and

•	contractual obligation to pay for retirement health benefits (Chief Executive Officer and Chairman only)

Tax Deductibility of Pay

Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of compensation paid by a public company to its Chief Executive Officer and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements.

The compensation committee designs certain components of Named Executive Officer compensation to permit full deductibility. The compensation committee believes, however, that stockholder interests are best served by not restricting the committee’s discretion and flexibility in crafting compensation programs, even though such programs may result in certain non-deductible compensation expenses. Accordingly, the compensation committee reserves the right to approve elements of compensation for certain officers that are not fully deductible in the future in appropriate circumstances.

Mr. Conver’s fiscal year 2007 compensation was above the $1 million threshold.  A portion of Mr. Conver’s compensation for fiscal year 2007 is not deductible by the company since the annual cash incentive portion of his compensation did not meet the requirements of Section 162(m), including its transition rules for companies having recent initial public offerings.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth, as to each person serving as Chief Executive Officer and Chief Financial Officer during fiscal year 2007, and the three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer who were serving as executive officers at the end of fiscal year 2007 whose compensation exceeded $100,000, or the Named Executive Officers, information concerning all compensation paid for services to us in all capacities for fiscal year 2007.

Name and Principal Positions	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)(2)	Total ($)
Timothy E. Conver President and Chief Executive Officer	2007	$290,398	$1,200,000	$17,268	$1,507,666
Dr. Paul MacCready Founder and Chairman of the Board (3)	2007	$250,000	$200,000	$14,267	$464,267
Stephen C. Wright Chief Financial Officer	2007	$228,643	$275,000	$13,340	$516,983
John F. Grabowsky Executive Vice President and General Manager, Unmanned Aircraft Systems	2007	$241,831	$281,250	$13,940	$537,021
Patrick R. Dellario Vice President and General Manager, PosiCharge Systems	2007	$222,130	$75,000	$11,914	$309,044

(1)	These amounts represent the annual cash incentive compensation paid to the Named Executive Officers for services provided during fiscal year 2007.
(2)
These amounts represent the aggregate incremental cost to the company with respect to the perquisites and other personal benefits provided to the Named Executive Officer in fiscal year 2007. The amounts include (a) our matching contributions to the 401(k) Plan, (b) life insurance premiums, and (c) automobile allowances.

Name	401(k)	Life	Auto	Total
Mr. Conver	$12,451	$1,980	$3,197	$17,628
Dr. MacCready	$11,430	$2,472	$365	$14,267
Mr. Wright	$12,650	$690		$13,340
Mr. Grabowsky	$12,650	$1,290		$13,940
Mr. Dellario	$11,464	$450		$11,914

(3)
A Change in Pension Value and Nonqualified Deferred Compensation Earnings in the amount of $(2,209,000) was recorded upon the termination of the supplemental executive retirement plan, or SERP, which was a non-qualified defined benefit plan for Dr. MacCready. The plan was non-contributory and non-funded. In January 2007, in connection with the completion of our initial public offering, the SERP terminated pursuant to its terms without any payment or promise of future payment to Dr. MacCready, which resulted in a reversal of the related accrued expense of approximately $2.2 million during our fiscal year ended April 30, 2007.

Outstanding Equity Awards at Fiscal Year-End 2007

The following table provides information with respect to stock option awards held by each of the Named Executive Officers as of April 30, 2007.

Name		Option Awards(1)
		Number of Securities Underlying Unexercised Options		Option Exercise	Option
	Grant Date	Exercisable (#)	Unexercisable (#)	Price ($)	Expiration Date
Timothy E. Conver	10/15/02	49,265	49,265	0.70	10/15/12
Dr. Paul E. MacCready	--	--	--	--	--
Stephen C. Wright	6/29/04	7,038	21,114	0.78	6/29/14
	10/15/02	102,048	28,152	0.64	10/15/12
John F. Grabowsky	10/20/05	21,113	84,454	2.13	10/20/15
	6/29/04	28,151	50,672	0.78	6/29/14
	4/21/03	11,260	11,261	0.64	4/21/13
Patrick R. Dellario	10/20/05	7,037	28,152	2.13	10/20/15
	6/29/04	28,151	42,227	0.78	6/29/14
	10/15/02	28,151	14,076	0.64	10/15/12
______________
(1)	All stock option awards vest in five equal annual installments beginning on the first anniversary of the date of grant.

Option Exercises in Fiscal Year 2007

The following table provides information on stock option exercises for each of the Named Executive Officers during fiscal year 2007.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Timothy E. Conver	98,529	$140,980
Dr. Paul MacCready	--	--
Stephen C. Wright	--	--
John F. Grabowsky	21,113	30,744
Patrick R. Dellario	28,151	42,080

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding the beneficial ownership of our common stock as of August 7, 2007 by:

•	our Named Executive Officers;
•	all of our directors and executive officers as a group; and
•	each shareholder known by us to be the beneficial owner of more than 5% of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of August 7, 2007 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

The information presented in this table is based on 19,352,933 shares of our common stock outstanding on August 7, 2007. The address of each beneficial owner listed on the table is c/o AeroVironment, Inc., 181 W. Huntington Drive, Suite 202, Monrovia, CA 91016.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Outstanding

Executive Officers and Directors:
Paul B. MacCready (1)	3,641,110	18.81%
Timothy E. Conver (2)	4,757,671	24.52%
Stephen C. Wright (3)	1	*
John F. Grabowsky (4)	116,975	*
Patrick R. Dellario (5)	105,565	*
Joseph F. Alibrandi (6)	66,301	*
Kenneth R. Baker (7)	56,302	*
Arnold L. Fishman (8)	238,747	1.23%
Murray Gell-Mann (9)	1,407	*
Charles R. Holland (10)	28,928	*

Directors and Executive Officers as a Group (12 persons) (11)	9,527,766	47.25%
________________
*   Less than 1%
(1)
Includes 2,381,332 shares held by the P. and J. MacCready Living Trust (Restated), of which Dr. MacCready is the trustee, and 629,889 shares held by each of Dr. MacCready’s children, Marshall MacCready and Tyler MacCready, over which Dr. MacCready has voting power pursuant to proxies granted to him by his children. Dr. MacCready disclaims beneficial ownership of any securities in which he does not have a pecuniary interest.

(2)
Includes 3,842,392 shares held by the Conver Family Trust, of which Mr. Conver is one of the trustees; 768,795 shares held by the Whiting Family Limited Partnership, over which Mr. Conver, as one of its limited partners, has voting control; 32,373 shares held by each of Mr. Conver’s children, Brent Conver, Morgan Conver and Nicholas Conver, over which Mr. Conver has voting power pursuant to a voting agreement; and 49,265 shares of our common stock reserved for issuance upon exercise of stock options which currently are exercisable or will become exercisable within 60 days of August 7, 2007.

(3)	Includes one share of our common stock held by the Stephen Wright and Jean O’Connell Living Trust dated October 22, 2004.
(4)	Includes 77,414 shares of our common stock reserved for issuance upon exercise of stock options which currently are exercisable or will become exercisable within 60 days of August 7, 2007.

(5)	Includes 77,414 shares of our common stock reserved for issuance upon exercise of stock options which currently are exercisable or will become exercisable within 60 days of August 7, 2007.
(6)	Includes 56,301 shares of our common stock reserved for issuance upon exercise of stock options which currently are exercisable or will become exercisable within 60 days of August 7, 2007.
(7)	Includes 5,630 shares of our common stock reserved for issuance upon exercise of stock options which currently are exercisable or will become exercisable within 60 days of August 7, 2007.
(8)
Includes 226,617 shares of our common stock held by the Arnold Fishman Revocable Trust Arnold Fishman Trustee; and 5,630 shares of our common stock reserved for issuance upon exercise of stock options which currently are exercisable or will become exercisable within 60 days of August 7, 2007.

(9)	Includes 1,407 shares of our common stock reserved for issuance upon exercise of stock options which currently are exercisable or will become exercisable within 60 days of August 7, 2007.
(10)	Includes 23,928 shares of our common stock reserved for issuance upon exercise of stock options which currently are exercisable or will become exercisable within 60 days of August 7, 2007.
(11)
Includes 316,701 shares of our common stock reserved for issuance upon exercise of stock options held by Joseph S. Edwards which currently are exercisable or will become exercisable within 60 days of August 7, 2007; and 197,058 shares of our common stock reserved for issuance upon exercise of stock options held by Cathleen S. Cline which currently are exercisable or will become exercisable within 60 days of August 7, 2007.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

Certain Transactions and Relationships

Review and Approval of Related Party Transactions. All transactions and relationships in which the company and our directors and executive officers or their immediate family members are participants are reviewed by our audit committee or another independent body of the board of directors, such as the independent and disinterested members of the board. As set forth in the audit committee charter, the members of the audit committee, all of whom are independent directors, review and approve related party transactions for which such approval is required under applicable law, including SEC and Nasdaq rules. In the course of its review and approval or ratification of a disclosable related party transaction, the audit committee or the independent and disinterested members of the board may consider:

the nature of the related person’s interest in the transaction;

the material terms of the transaction, including, without limitation, the amount and type of transaction;

the importance of the transaction to the related person;

the importance of the transaction to the company;

whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the company; and

any other matters the audit committee deems appropriate.

Reportable Related Party Transactions. Other than the employment arrangements described elsewhere in this proxy statement and the transactions described below, since May 1, 2006, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party in which:

•	the amount involved exceeded or will exceed $120,000; and

•	a director, executive officer, holder of five percent or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

On July 29, 2004, we entered into a voting agreement with certain of our stockholders, including the P. and J. MacCready Living Trust (Restated), of which Dr. Paul B. MacCready, our Founder and the Chairman of our board of directors, is the trustee, Marshall MacCready, Parker MacCready, Tyler MacCready and the Whiting Family Limited Partnership, of which our Chief Executive Officer, Timothy E. Conver, is a limited partner. Pursuant to this agreement, the stockholders named above agreed to vote their shares of our common stock as directed by Mr. Conver. The voting agreement terminated automatically upon completion of our initial public offering in January 2007.

On November 1, 2005, we entered into a consulting agreement with one of our directors, General (Retired) Charles R. Holland. Pursuant to this agreement, Mr. Holland performs consulting services for us on a general basis and with respect to particular individual projects assigned by us. During the fiscal years ended April 30, 2006 and April 30, 2007, we paid to Mr. Holland approximately $258,000 and $245,000, respectively, in consulting fees pursuant to the terms of this agreement.

AUDIT RELATED MATTERS

Audit Committee Report

The audit committee of our board of directors serves as the representative of the board for general oversight of our financial accounting and reporting, systems of internal control, audit process, and monitoring compliance with laws and regulations and standards of business conduct. The audit committee is made up solely of independent directors, as defined in the applicable SEC and Nasdaq rules, and operates under a written charter adopted by the board. The composition of the audit committee, the attributes of its members and its responsibilities, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees.  Management has responsibility for preparing our financial statements, as well as for our financial reporting process. Ernst & Young LLP, acting as our independent registered public accounting firm, is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles in the United States. The audit committee periodically meets with Ernst & Young LLP, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting. The audit committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm.

In this context, the audit committee hereby reports as follows:

(1)	The audit committee has reviewed and discussed the audited financial statements for the fiscal year ended April 30, 2007 with management.

(2)
The audit committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees.

(3)
The audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with such firm its independence from the company.

 Based on the review and discussions referred to in paragraphs (1) through (3) above, the audit committee recommended to the board of directors, and the board has approved, that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended April 30, 2007, for filing with the SEC.

Audit Committee
Joseph F. Alibrandi
Kenneth R. Baker
Arnold L. Fishman

Fees Paid to Independent Auditors

We engaged Ernst & Young LLP as our independent registered public accounting firm for the fiscal years ended April 30, 2006 and 2007, and to perform procedures related to the financial statements included in our quarterly reports on Form 10-Q, beginning with the quarter ended January 27, 2007. Our audit committee approved the engagement of Ernst & Young LLP. All audit work for the fiscal year ended April 30, 2007 was performed by the full time employees of Ernst & Young LLP.

Audit Fees.  Ernst & Young LLP billed us an aggregate of $1,222,300 in fees for audit services associated with the audit of our annual financial statements for the fiscal year ended April 30, 2007, the review of the financial statements included in our quarterly report on Form 10-Q for the third quarter of fiscal year 2007, and preparation for our initial public offering. Ernst & Young LLP billed us an aggregate of $206,500 in fees for audit services associated with the audit of our annual financial statements for the fiscal year ended April 30, 2006.

Audit-Related Fees. No audit-related fees were incurred for the years ended April 30, 2007 and 2006.

Tax Fees. Ernst & Young LLP billed us an aggregate of $438,865 for tax services during the fiscal year ended April 30, 2007 and $248,213 for tax services incurred for the fiscal year ended April 30, 2006.

All Other Fees. No other fees were incurred during the fiscal years ended April 30, 2007 and 2006 for services provided by Ernst & Young LLP except as described above.

Pre-Approval Policy of the Audit Committee

Our audit committee has established a policy that generally requires that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the audit committee, or a designated audit committee member. These services may include audit services, audit-related services, tax services and other services. All permissible non-audit services provided by our independent registered public accounting firm have been pre-approved by the audit committee, or a designated audit committee member. Our audit committee has considered whether the provision of non-audit services is compatible with maintaining the accountants’ independence and determined that it is consistent with such independence.

STOCKHOLDER PROPOSALS

Stockholder Proposals for Inclusion in Next Year’s Proxy Statement. Stockholders may submit proposals on matters appropriate for stockholder action at meetings of our stockholders in accordance with Rule 14a-8 promulgated under the Exchange Act. To be eligible for inclusion in the proxy statement relating to our 2008 annual meeting of stockholders, proposals of stockholders must be received at our principal executive offices no later than April 17, 2008 (120 calendar days prior to the anniversary of the date of the proxy statement for our 2007 annual meeting) and must otherwise satisfy the conditions established by the SEC for stockholder proposals to be included in the proxy statement for that meeting.

Stockholder Proposals for Presentation at Next Year’s Annual Meeting. If a stockholder wishes to present a proposal, including a director nomination, at our 2008 annual meeting of stockholders and the proposal is not intended to be included in our proxy statement relating to that meeting, the stockholder must give advance notice in writing to our Corporate Secretary prior to the deadline for such meeting determined in accordance with our bylaws. Our bylaws require notice with respect to the 2008 annual meeting between May 26, 2008 (120 calendar days prior to the anniversary of our 2007 annual meeting) and June 29, 2008 (90 calendar days prior to the anniversary of our 2007 annual meeting). If a stockholder fails to give timely notice of a proposal, the stockholder will not be permitted to present the proposal to the stockholders for a vote at our 2008 annual meeting. In addition, our bylaws include other requirements for nomination of candidates for director and proposals of other business.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater-than-ten percent stockholders are required by SEC regulations to furnish us with all Section 16(a) forms they file. Based solely on our review of the copies of the forms received by us and written representations from certain reporting persons that they have complied with the relevant filing requirements, we believe that, during the fiscal year ended April 30, 2007, all of our executive officers, directors and greater-than-ten percent stockholders complied with all Section 16(a) filing requirements, except for the following: (a) one Statement of Changes in Beneficial Ownership on Form 4, reporting a single transaction, was filed late by Paul B. MacCready; and (b) one Statement of Changes in Beneficial Ownership on Form 4, reporting a single transaction, was filed late by Murray Gell-Mann.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of April 30, 2007 about our common stock that may be issued, whether upon the exercise of options, warrants and rights or otherwise, under our existing equity compensation plans.

	(a)	(b)	(c)

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders (1)	3,509,318	$1.16	3,684,157
Equity compensation plans not approved by security holders	--	$N/A	--
Total	3,509,318	$1.16	3,684,157
________________
(1)
Consists of the AeroVironment, Inc. Nonqualified Stock Option Plan, the AeroVironment, Inc. Directors’ Nonqualified Stock Option Plan, the AeroVironment, Inc. 2002 Equity Incentive Plan, and the AeroVironment, Inc. 2006 Equity Incentive Plan.  No additional awards may be granted under the AeroVironment, Inc. Nonqualified Stock Option Plan, the AeroVironment, Inc. Directors’ Nonqualified Stock Option Plan, the AeroVironment, Inc. 2002 Equity Incentive Plan.

STOCKHOLDER COMMUNICATIONS

You may communicate with the Chairs of our audit committee, nominating and corporate governance committee or compensation committee, or with our independent directors as a group, by writing to any such person or group, care of the Corporate Secretary of AeroVironment, Inc., at our principal executive offices, 181 W. Huntington Dr., Suite 202, Monrovia, California 91016.

Communications are distributed to the board of directors, or to any individual director, depending on the facts and circumstances described in the communication. In that regard, the board of directors has requested that certain items that are unrelated to the duties and responsibilities of the board of directors should be excluded, including the following: junk mail and mass mailings; product complaints; product inquiries; new product suggestions; resumes and other forms of job inquiries; surveys; and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be distributed, with the provision that any communication that is not distributed will be made available to any independent director upon request.

ANNUAL REPORT ON FORM 10-K

OUR ANNUAL REPORT ON FORM 10-K, WHICH HAS BEEN FILED WITH THE SEC FOR THE FISCAL YEAR ENDED APRIL 30, 2007, WILL BE MADE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO AEROVIRONMENT, INC., ATTN: CORPORATE SECRETARY, 181 W. HUNTINGTON DRIVE, SUITE 202, MONROVIA, CA 91016.

ON BEHALF OF THE BOARD OF DIRECTORS

/s/ Timothy E. COnver

Timothy E. Conver, Chief Executive Officer and President

Monrovia, California
August 15, 2007

APPENDIX A

AUDIT COMMITTEE CHARTER
of the Audit Committee
of AeroVironment, Inc.

This Audit Committee Charter (the “Charter”) was adopted by the Board of Directors (the “Board”) of AeroVironment, Inc. (the “Company”) on December 15, 2006.

Purpose

The purpose of the Audit Committee (the “Committee”) is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company on behalf of the Board and to report the results of its activities to the Board.

In addition to the powers and responsibilities expressly delegated to the Committee in this Charter, the Committee may exercise any other powers and carry out any other responsibilities delegated to it by the Board from time to time consistent with the Company’s bylaws.  The powers and responsibilities delegated by the Board to the Committee in this Charter, or otherwise, shall be exercised and carried out by the Committee as it deems appropriate without requirement of Board approval, and any decision made by the Committee (including any decision to exercise or refrain from exercising any of the powers delegated to the Committee hereunder) shall be at the Committee’s sole discretion.  While acting within the scope of the powers and responsibilities delegated to it, the Committee shall have and may exercise all the powers and authority of the Board.  To the fullest extent permitted by law and consistent with this Charter, the Committee shall have the power to determine which matters are within the scope of the powers and responsibilities delegated to it.

Notwithstanding the foregoing, the Committee’s responsibilities are limited to oversight.  Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements as well as the Company’s financial reporting process, accounting policies, internal audit function, internal accounting controls and disclosure controls and procedures.  The independent auditor is responsible for performing an audit of the Company’s annual financial statements, expressing an opinion as to the conformity of such annual financial statements with generally accepted accounting principles and reviewing the Company’s quarterly financial statements (when requested to do so by the management of the Company).  It is not the responsibility of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosure are complete and accurate and in accordance with generally accepted accounting principles and applicable laws, rules and regulations.  Each member of the Committee shall be entitled to rely on the integrity of those persons within the Company and of the professionals and experts (including the Company’s internal auditor, if any (or others responsible for the internal audit function, including contracted non-employee or audit or accounting firms engaged to provide internal audit services) (the “internal auditor”) and the Company’s independent auditor) from which the Committee receives information and, absent actual knowledge to the contrary, the accuracy of the financial and other information provided to the Committee by such persons, professionals or experts.

Further, auditing literature, particularly Statement of Accounting Standards No. 100, discusses the objectives of a “review,” including a particular set of required procedures to be undertaken by independent auditors.  The members of the Committee are not independent auditors, and the term “review” as used in this Charter is not intended to have that meaning and should not be interpreted to suggest that the Committee members can or should follow the procedures required of auditors performing reviews of financial statements.

Membership

Composition

The Committee shall be comprised of three or more members of the Board; provided, that if at any time there is a vacancy on the Committee and the remaining members meet all membership requirements, then the Committee may consist of two members until the earlier of the Company’s next annual stockholders meeting or one year from the occurrence of the vacancy.

The members of the Committee must meet the independence and financial expertise requirements set forth by the Nasdaq Global Market (“Nasdaq”) and any other applicable requirements, including:

Independence– Each Committee member shall satisfy the independence requirements of Nasdaq and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided, that if a member of the Committee ceases to be independent for reasons outside the member’s reasonable control, then the member may remain on the Committee until the earlier of the Company’s next annual stockholders meeting or one year from the occurrence of the event that caused the member to cease to be independent.

Financial Expertise– Each member of the Committee must be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.  Members of the Committee are not required to be engaged in the accounting and auditing profession and, consequently, some members may not be expert in financial matters, or in matters involving auditing or accounting.

However, either at least one member of the Committee shall be an “audit committee financial expert” within the definition adopted by the Securities and Exchange Commission (the “SEC”) or the Company shall disclose in its periodic reports required pursuant to the Exchange Act the reasons why at least one member of the Committee is not an “audit committee financial expert.”

Appointment and Removal of members

The members of the Committee, including the Chair of the Committee, shall be appointed by the Board on the recommendation of the Nominating and Corporate Governance Committee.  Any member may be replaced by the Board upon their discretion on the recommendation of the Nominating and Corporate Governance Committee.  Committee members may be removed from the Committee, with or without cause, by the Board.  Any action duly taken by the Committee shall be valid and effective, whether or not the members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership provided herein.

Meetings and Procedures

The Chair (or in his or her absence, a member designated by the Chair) shall preside at each meeting of the Committee and set the agendas for Committee meetings.  The Committee shall have the authority to establish its own rules and procedures for notice and conduct of its meetings so long as they are not inconsistent with any provisions of the Company’s bylaws that are applicable to the Committee.

The Committee shall meet as often as it determines, but not less frequently than once during each fiscal quarter.  The Committee shall meet separately, periodically, with management, with the internal auditor, if any, and with the independent auditor.

Except as provided below, all non-management members of the Board that are not members of the Committee may attend meetings of the Committee, but may not vote.  The Committee may, in its discretion, invite other directors of the Company, members of the Company’s management, representatives of the independent auditor, the internal auditor, if any, any other financial personnel employed or retained by the Company or any other persons whose presence the Committee believes to be desirable and appropriate to attend and observe meetings of the Committee.   Such persons shall not participate in any discussion or deliberation unless invited to do so by the Committee, and in any event shall not be entitled to vote.  The Committee may exclude from its meetings any person it deems appropriate, including, but not limited to, any non-management director that is not a member of the Committee.

The Committee may retain any independent counsel, experts or advisors (accounting, financial or otherwise) that the Committee believes to be necessary or appropriate.  The Committee also may utilize the services of the Company’s regular legal counsel or other advisors to the Company.  The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report or performing other audit, review or attest services, for payment of compensation to any advisors employed by the Committee and for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

The Committee may conduct or authorize investigations into any matters within the scope of the powers and responsibilities delegated to the Committee.

Committee Powers and Responsibilities

Interaction with the Independent Auditor

1.      Appointment and Oversight.  The Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor (including resolution of any disagreements between Company management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company, and the independent auditor shall report directly to the Committee.

2.      Pre-Approval of Services.  Before the independent auditor is engaged by the Company or its subsidiaries to render audit or non-audit services, the Committee shall pre-approve the engagement.  Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Committee regarding the Company’s engagement of the independent auditor, provided the policies and procedures are detailed as to the particular service, the Committee is informed of each service provided and such policies and procedures do not include delegation of the Committee’s responsibilities under the Exchange Act to the Company’s management.  The Committee may delegate to one or more designated members of the Committee the authority to grant pre-approvals, provided such approvals are presented to the Committee at a subsequent meeting.  If the Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Committee must be informed of each non-audit service provided by the independent auditor.  Committee pre-approval of non-audit services (other than review and attest services) also will not be required if such services fall within available exceptions established by the SEC.

3.      Independence of Independent Auditor.  The Committee shall, at least annually, review the independence and quality control procedures of the independent auditor and the experience and qualifications of the independent auditor’s senior personnel that are providing audit services to the Company.  In conducting its review:

a.           The Committee shall obtain and review any report that may be prepared by the independent auditor describing the auditing firm’s internal quality-control procedures or any material issues raised by the most recent internal quality-control review or peer review of the auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditing firm and any steps taken to deal with such issues, or similar matters.

b.           The Committee shall ensure that the independent auditor prepare and deliver, at least annually, a written statement delineating all relationships between the independent auditor and the Company, consistent with Independence Standards Board Standard 1.  The Committee shall actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that, in the view of the Committee, may impact the objectivity and independence of the independent auditor.  If the Committee determines that further inquiry is advisable, the Committee shall take appropriate action in response to the independent auditor’s report to satisfy itself of the auditor’s independence.

c.           The Committee shall confirm with the independent auditor that the independent auditor is in compliance with the partner rotation requirements established by the SEC.

d.           The Committee shall, if applicable, consider whether the independent auditor’s provision of any permitted information technology services or other non-audit services to the Company is compatible with maintaining the independence of the independent auditor.

Annual Financial Statements and Annual Audit

1.           Meetings with Management, the Independent Auditor and the Internal Auditor.

a.      The Committee shall meet with management, the independent auditor and the internal auditor, if any, in connection with each annual audit to discuss the scope of the audit, the procedures to be followed and the staffing of the audit.

b.      The Committee shall review and discuss with management and the independent auditor:  (i) accounting principles and financial statement presentations, including any changes in the Company’s selection or application of accounting principles, significant estimates and accruals, the reasonableness of significant judgments, and issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (ii) any analyses prepared by management or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including analyses of the effects of alternative GAAP methods on the Company’s financial statements; and (iii) the effect of regulatory and accounting initiatives on the Company’s financial statements.

c.      The Committee shall review and discuss with management and the independent auditor any material off-balance sheet transactions, arrangements, obligations (including contingent obligations) and other relationships of the Company with unconsolidated entities of which the Committee is made aware that do not appear on the financial statements of the Company and that may have a material current or future effect on the Company’s financial condition, results of operations, liquidity, capital expenditures, capital resources or significant components of revenues and expenses.

d.      The Committee shall review and discuss the annual audited financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

2.   Separate Meetings with the Independent Auditor.

a.      The Committee shall review with the independent auditor any problems or difficulties the independent auditor may have encountered during the course of the audit work, including special audit risks, materiality and any restrictions on the scope of activities or access to required information or any significant disagreements with management and management’s responses to such matters.  Among the items that the Committee should consider reviewing with the independent auditor are:  (i) any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise); (ii) any communications between the audit team and the independent auditor’s national office respecting auditing or accounting issues presented by the engagement; and (iii) any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditor to the Company.  The Committee shall obtain from the independent auditor assurances that Section 10A(b) of the Exchange Act has not been implicated.

b.      The Committee shall discuss with the independent auditor the report that such auditor is required to make to the Committee regarding:  (i) all accounting policies and practices to be used that the independent auditor identifies as critical; (ii) all alternative treatments within GAAP for policies and practices related to material items that have been discussed among management and the independent auditor, including the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (iii) all other material written communications between the independent auditor and management of the Company, including but not limited to any management letter, management representation letter, reports on observations and recommendations on internal controls, independent auditor’s engagement letter, independent auditor’s independence letter, schedule of unadjusted audit differences and a listing of adjustments and reclassifications not recorded, if any.

c.      The Committee shall discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as then in effect.

3.           Recommendation to Include Financial Statements in Annual Report. If applicable, the Committee shall, based on the review and discussions in paragraphs 1(d) and 2 above, and based on the disclosures received from the independent auditor regarding its independence and discussions with the auditor regarding such independence pursuant to subparagraph 3(b) above, determine whether to recommend to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year subject to the audit.

Quarterly Financial Statements

1.      Meetings with Management, the Independent Auditor and the Internal Auditor.  The Committee shall review and discuss the quarterly financial statements with management, the independent auditor and the internal auditor, if any, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Other Powers and Responsibilities

The Committee, through its Chair, shall report regularly to, and review with, the Board any issues that arise with respect to the following:

1.      The Committee shall discuss with management and the independent auditor the Company’s earnings press releases (with particular focus on any “pro forma” or “adjusted” non-GAAP financial information), as well as financial information and earnings guidance provided to analysts and rating agencies.  The Committee’s discussion in this regard may be general in nature (i.e., discussion of the types of information to be disclosed and the type of presentation to be made) and need not take place in advance of each earnings release or each instance in which the Company may provide earnings guidance.

2.      The Committee shall review all related party transactions on an ongoing basis and all such transactions must be approved by the Committee.

3.      The Committee shall discuss with management and the independent auditor any correspondence from or with regulators or governmental agencies, any employee complaints or any published reports that raise material issues regarding the Company’s financial statements, financial reporting process, accounting policies or internal audit function.

4.      The Committee shall discuss with the Company’s General Counsel or outside counsel any legal matters brought to the Committee’s attention that could reasonably be expected to have a material impact on the Company’s financial statements.

5.      The Committee shall request assurances from management, the independent auditor and the Company’s internal auditor, if any, that the Company’s foreign subsidiaries and foreign affiliated entities, if any, are in conformity with applicable legal requirements, including disclosure of affiliated-party transactions.

6.      The Committee shall discuss with management the Company’s policies with respect to risk assessment and risk management.  The Committee shall discuss with management the Company’s significant risk exposures and the actions management has taken to limit, monitor or control such exposures.

7.      The Committee shall set clear hiring policies for employees or former employees of the Company’s independent auditor.

8.      The Committee shall provide the Company with the report of the Committee with respect to the audited financial statements required by Item 306 of Reg. S-K, for inclusion in each of the Company’s annual proxy statements, if applicable.

9.      The Committee shall prepare minutes of its meetings and provide such minutes to the Board.  In addition, the Committee, through its Chair, shall report periodically to, and review with, the Board any issues that the Committee determines are necessary or advisable to report to the Board, such as any issues with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditor and the performance of the Company’s internal audit function.

10.           The Committee shall at least annually perform an evaluation of the performance of the Committee and its members, including a review of the Committee’s compliance with this Charter.

11.           As it deems necessary, the Committee shall review the results of an annual independent audit of the Company’s employee benefit plans, which may be, but need not be, conducted by the Company’s independent auditor. As it deems necessary, the Committee shall review with management and the Company’s tax advisors the status of tax returns, including open years and potential disputes, and it shall review with the independent auditors the adequacy of tax reserves included in the Company’s consolidated financial statements.

12.           As it deems necessary, the Committee shall review compliance with all applicable SEC rules and regulations and the rules and regulations of Nasdaq.

13.           The Committee shall at least annually review and reassess this Charter and submit any recommended changes to the Board for its consideration.

Complaints and Accounting Matters

The Committee shall establish procedures for the following:  (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing and (b) the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.  Among other things, the Committee will cause the Company to implement, maintain and monitor an ethics helpline that is designed to receive anonymous reports of any known or suspected violations of the Company’s Code of Business Conduct and Ethics or any applicable laws and regulations.  The Committee will investigate any reports received through the ethics helpline and report to the Board periodically with respect to the information received through the ethics helpline and any related investigations.

AEROVIRONMENT, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, a stockholder of AeroVironment, Inc., a Delaware corporation (the "Company"), hereby nominates, constitutes and appoints Timothy E. Conver and Stephen C. Wright, or either one of them, as proxy of the undersigned, each with full power of substitution, to attend, vote and act for the undersigned at the annual meeting of stockholders of the Company, to be held on September 26, 2007, and any postponements or adjournments thereof, and in connection therewith, to vote and represent all of the shares of the Company which the undersigned would be entitled to vote with the same effect as if the undersigned were present, as follows:

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

AEROVIRONMENT, INC.

September 26, 2007

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

  Please detach along perforated line and mail in the envelope provided.

20330000000000001000 8	092607

A VOTE FOR ALL PROPOSALS IS RECOMMENDED BY THE BOARD OF DIRECTORS:
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

				FOR	AGAINST	ABSTAIN
Proposal 1. To elect the board of directors' three nominees as directors:		Proposal 2.	To ratify the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending April 30, 2008:	☐	☐	☐
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (see instructions below)	NOMINEES: m Kenneth R. Baker m Murray Gell-Mann m Charles R. Holland
The undersigned hereby confer(s) upon the proxies and each of them discretionary authority with respect to the election of directors in the event that any of the above nominees is unable or unwilling to serve.

The undersigned hereby revokes any other proxy to vote at the annual meeting, and hereby ratifies and confirms all that said attorneys and proxies, and each of them, may lawfully do by virtue hereof. With respect to matters not known at the time of the solicitation hereof, said proxies are authorized to vote in accordance with their best judgment.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ABOVE OR, TO THE EXTENT NO CONTRARY DIRECTION IS INDICATED, WILL BE TREATED AS A GRANT OF AUTHORITY TO VOTE FOR ALL PROPOSALS. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE PROXIES.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method   ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.